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                         -- CIBER, INC. NEWS RELEASE --

For Immediate Release                                  Contact:
                                                       Kara Kennedy
                                                       Shareholder Relations
                                                       303/220-0100

                          CIBER ANNOUNCES 2 FOR 1 SPLIT

     Englewood, Colorado -- May 21, 1996 -- CIBER, Inc. (Nasdaq - CIBR) announced today that, effective the close of business May 31, 1996, CIBER will split its common shares 2 for 1.

     "There are various reasons to split our stock now. Primarily, we want to further increase the public float of our stock, currently approximately 4,000,000 shares. This will give us approximately 8,000,000 shares in the public's hands. Accordingly, more money managers will be willing to participate at greater quantities in our stock," said Mac Slingerlend, EVP and Chief Financial Officer.

     "Additionally, with the new research coverage from Merrill Lynch, retail shareholders can enter our shareholder base easier with less cost; this is a win-win, institutionally and retail," Mr. Slingerlend continued.

     CIBER, Inc. is a nationwide provider of information technology consulting services, combining application software staff supplementation, system life-cycle project responsibility and package software implementation services. Through its over 1,700 highly trained consultants operating out of 28 branch offices in 20 states, plus one office in each of two foreign countries, CIBER offers services to its clients in three principal areas: information technology services, package software implementation services and millennium date change conversion services.

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         CIBER, INC., 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, CO  80111
                           http://www.ciber.com/ciber